                                                                  Exhibit (d)(3)
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                    FORM OF DIRECTOR STOCK OPTION AGREEMENT

                               ANSWERTHINK, INC.
                     1998 STOCK OPTION AND INCENTIVE PLAN

     This Stock Option Agreement is made as of [_______ __], 2002, by and between Answerthink, Inc., a Florida corporation (the "Company"), and _________, an individual who is an Outside Director providing services to the Company (the "Optionee").

     WHEREAS, the Board of Directors and stockholders of the Company have duly adopted and approved the Answerthink, Inc. 1998 Stock Option and Incentive Plan (the "Plan"), which Plan authorizes the Company to grant to eligible individuals options for the purchase of shares of the Company's common stock, par value $.001 per share (the "Stock"); and

     WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Optionee, pursuant to the Plan, an option to purchase a certain number of shares of Stock, in order to provide the Optionee with an incentive to advance the interests of the Company and any affiliate thereof;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1.   GRANT OF OPTION

          Subject to the terms of the Plan (attached hereto as Exhibit A), the
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Company hereby grants to the Optionee the right and option (the "Option") to purchase from the Company, on the terms and subject to the conditions set forth in the Plan and in this Option Agreement, [_______] shares of Stock. This Option shall not constitute an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Grant Date of this Option is [__________ ___], 2002.

2.   TERMS OF PLAN

          The Option granted pursuant to this Stock Option Agreement is granted subject to the terms and conditions set forth in the Plan. All terms and conditions of the Plan are hereby incorporated into this Stock Option Agreement by reference and shall be deemed to be part of this Stock Option Agreement, without regard to whether such terms and conditions are not otherwise set forth in this Stock Option Agreement. To the extent any capitalized words used in this Stock Option Agreement are not defined, they shall have the definitions stated for them in the Plan. In the event that there is any inconsistency between the provisions of this Stock Option Agreement and of the Plan, the provisions of the Plan shall govern.

3.   OPTION PRICE

          The purchase price (the "Option Price") for each share subject to the Option granted by this Stock Option Agreement is $[_____].

4.   VESTING IN OPTIONS

          The Option will vest as follows: [vesting schedule of option tendered for exchange and replaced by the Option].

5.   TERM AND EXERCISE OF OPTION

     5.1. Term

          The Option shall terminate and all rights to purchase the shares thereunder shall cease upon the expiration of ten years after [grant date of option tendered for exchange and replaced by the Option], unless terminated earlier pursuant to another provision of this Stock Option Agreement.

     5.2. Option Period and Limitations on Exercise

          The Optionee may exercise the Option (subject to the limitations on exercise set forth in this Stock Option Agreement and in the Plan), to the extent the Option is vested and has not terminated. Any limitation on the exercise of an Option may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the Grant Date of the Option, so as to accelerate the time at which the Option may be exercised. The time at which the Option may be exercised will be accelerated and the Option shall be exercisable, in whole or in part, at any time and from time to time prior to termination of the Option after termination of service by reason of death of Optionee or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of the Optionee.

     5.3. Limitations on Exercise of Option

          Notwithstanding the foregoing Sections, in no event may the Option be exercised: (i) in whole or in part, after ten years following the [grant date of option tendered for exchange and replaced by the Option, (ii) following termination of service for Cause (as defined below) or (iii) following termination of service except as provided in Sections 7.1, 7.2, and 7.3 below. For purposes of this Stock Option Agreement, "Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers,

(ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties of the office held by the Optionee, and such failure is not cured within 30 days after the Optionee receives notice thereof from the Board,
(iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates or (v) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between Optionee and the Company or any of its affiliates.

     5.4. Method of Exercise

          The Option may be exercised, to the extent it is exercisable, by the Optionee's delivery to the Company of written notice of exercise on any business day, at the Company's principal office, addressed to the attention of the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares purchased pursuant to the exercise of the Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held by the Optionee for at least six months and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; or (iii) by a combination of the methods described in (i) and (ii). If the Stock is publicly traded, payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise the Option other than as set forth above shall be invalid and of no force and effect. An individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 10 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

6.   PARACHUTE LIMITATIONS

          Notwithstanding any other provision of this Stock Option Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Optionee and the Company or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any Subsidiary) for the direct or indirect compensation of the Optionee (including groups or classes of participants or beneficiaries of which the Optionee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Optionee (a "Benefit Arrangement"), if the Optionee is a "disqualified individual," as defined in Section 280G(c) of the Code, the Option and any right to receive any payment or other benefit under this Stock Option Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Optionee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Optionee under this Stock Option Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the
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aggregate after-tax amounts received by the Optionee from the Company under this Stock Option Agreement, the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Optionee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Stock Option Agreement, in conjunction with all other rights, payments, or benefits to or for the Optionee under the Plan, any Other Agreement or any Benefit Arrangement would cause the Optionee to be considered to have received a Parachute Payment under this Stock Option Agreement that would have the effect of decreasing the after-tax amount received by the Optionee as described in clause (ii) of the preceding sentence, then the Optionee shall have the right, in the Optionee's sole discretion, to designate those rights, payments, or benefits under this Stock Option Agreement, the Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Optionee under this Stock Option Agreement be deemed to be a Parachute Payment.

7.   TERMINATION OF THE SERVICE RELATIONSHIP

     7.1. Termination of Service

          Upon the termination of the Optionee's service with the Company or any of its affiliates or Service Providers other than by reason of death or

"permanent and total disability" (within the meaning of Section 22(e)(3) of the Code), the Option or portion thereof held by the Optionee that has not vested in accordance with the provisions of Section 4 hereof shall terminate immediately, and any Option or portion thereof that has vested in accordance with the provisions of Section 4 hereof but has not been exercised shall terminate at the close of business on the 90th day following the Optionee's termination of service (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday), unless the Board of Directors (the "Board"), in its discretion, extends the period during which the Option may be exercised (which period may not be extended beyond the original term of the Option). Upon termination of the Option or portion thereof, the Optionee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of service for purposes of the Optionee shall be determined by the Board, which determination shall be final and conclusive. For purposes of the Option, a termination of service shall not be deemed to occur if the Optionee is immediately thereafter employed with the Company or any of its affiliates or Service Providers, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider's or an Outside Director's relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final and conclusive.

     7.2. Rights in the Event of Death

          If the Optionee dies while in the service of the Company or any of its affiliates or Service Providers, the executors or administrators or legatees or distributees of such Optionee's estate shall have the right at any time within one year after the date of such Optionee's death, and prior to termination of the Option pursuant to Section 5.1 above, to exercise, in whole or in part, any Option held by such Optionee at the date of such Optionee's death, whether or not such Option was exercisable immediately prior to such Optionee's death.

     7.3. Rights in the Event of Disability

          If the Optionee's service with the Company or any of its affiliates is terminated by reason of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of the Optionee, then such Optionee shall have the right, at any time within one year after such termination of service and prior to termination of the Option pursuant to Section 5.1 above, to exercise, in whole or in part, the Option held by such Optionee at the date of such termination of service, whether or not such Option was exercisable immediately prior to such termination of service. Whether a termination of service is to be considered by reason of "permanent and total disability" for purposes of this Stock Option Agreement shall be determined by the Committee, which determination shall be final and conclusive.

8.   TRANSFERABILITY

     8.1. General Rule

          Except as provided in Section 8.2, during the lifetime of a Optionee, only the Optionee (or, in the event of legal incapacity or incompetency, the Optionee's guardian or legal representative) may exercise the Option. Except as provided in Section 8.2, the Option shall not be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution.

     8.2. Family Transfers.

          An Optionee may transfer all or part of the Option to (i) any Immediate Family Member, (ii) a trust or trusts for the exclusive benefit of any Immediate Family Member, or (iii) a partnership in which Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of the transferred Option are prohibited except those in accordance with this Section 8.2 or by will or the laws of descent and distribution. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8.2 hereof the term "Optionee" shall be deemed to refer to the transferee. The events of termination of the service of Section 7.1 hereof shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in Sections 7.1, 7.2 or 7.3. "Immediate Family Members" means the spouse, children and grandchildren of the Optionee.

     8.3. Legend

          In order to enforce the restrictions imposed upon shares of Stock under the Plan and this Agreement, the Board may cause a legend or legends to be placed on any certificate representing shares issued pursuant to the Plan that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under it.

9.   REQUIREMENTS OF LAW

          The Company shall not be required to sell or issue any securities under the Option if the sale or issuance of such securities would constitute a violation by the Optionee, the individual exercising the Option, or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any securities subject to the Option upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of securities hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically in connection with the 1933 Act, upon the exercise of the Option, unless a registration statement under such act is in effect with respect to the securities covered by the Option, the Company shall not be required to sell or issue such securities unless the Committee has received evidence satisfactory to it that the holder of such Option may acquire such securities pursuant to an exemption from registration under such act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the 1933 Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of securities pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Option shall not be exercisable until the securities covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

10.  EFFECT OF CHANGES IN CAPITALIZATION

     10.1. Changes in Stock

           If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, occurring after the date of grant of the Option, the number and kind of shares of Stock for which the Option was granted shall be adjusted proportionately and accordingly so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in the Option shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share.

     10.2. Dissolution, Liquidation, Sale of Assets, Reorganization in Which the Company Is Not the Surviving Entity, Etc.

           Subject to Section 10.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and in which no Change in Control occurs, the Option shall pertain to and apply to the securities to which the Optionee would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation.

     10.3. Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control.

           Subject to the exceptions set forth in the last sentence of this
Section 10.3 (i) upon the occurrence of a Change of Control, fifteen days prior to the scheduled consummation of a Change of Control, the Option shall become immediately exercisable to the extent not previously exercisable and shall remain exercisable for a period of fifteen days. Any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any Change of Control, the Options, to the extent not exercised shall terminate. The Board shall send written notice of an event that will result in such a termination to the Optionee not later than the time at which the Company gives notice thereof to its shareholders. This Section
10.3 shall not apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the assumption of the Option, for the substitution for such Option, of new options covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Option shall continue in the manner and under the terms so provided or
(B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of this Section 10.3.

     10.4. Adjustments

           Adjustments under this Section 10 related to stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

     10.5. No Limitations on Company

           The grant of the Option shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

11.  DISCLAIMER OF RIGHTS

           No provision in the Plan or in the Stock Option Agreement shall be construed to confer upon any individual the right to remain in the service of the Company or any of its affiliates or Service Providers, or to interfere in any way with any contractual or other right or authority of the Company or any of its affiliates or Service Providers either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any service between any individual and the Company or any of its affiliates or Service Providers. In addition, notwithstanding anything contained in the Plan to the contrary, the Option shall not be affected by any change of duties or position of the Optionee, so long as the Optionee continues to be a director, officer, consultant or employee of the Company or any of its affiliates or Service Providers. The obligation of the Company to pay any benefits pursuant to this Stock Option Agreement shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan and the Stock Option Agreement shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. The Optionee shall not have any of the rights of a shareholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

12.  FORFEITURE OF RIGHTS

           The Company at any time shall have the right to cause a forfeiture of the rights of the Optionee on account of the Optionee taking actions in competition with the Company. Unless otherwise specified in an service or other agreement between the Company and the Optionee, the Optionee takes actions in competition with the Company if he or she directly or indirectly owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the service of, acts as a consultant to, or performs any services for, any entity which has material operations which compete with any business in which the Company or any of its Subsidiaries is engaged during the Optionee's service with the Company or any of its affiliates or Service Providers or at the time of the Optionee's termination of service.

13.  CAPTIONS

          The use of captions in this Stock Option Agreement is for the convenience of reference only and shall not affect the meaning of any provision of such Stock Option Agreement.

14.  WITHHOLDING OF TAXES

          The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to the Optionee any Federal, state, or local taxes of any kind required by law to be withheld upon the issuance of any shares of Stock upon the exercise of the Option. At the time of such exercise, the Optionee shall pay to the Company or the Subsidiary, as the case may be, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Subsidiary, which may be withheld by the Company or the Subsidiary, as the case may be, in its sole discretion, the Optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold shares of Stock otherwise issuable to the Optionee or (ii) by delivering to the Company or the Subsidiary shares of Stock already owned by the Optionee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined. The Optionee who has made an election pursuant to this Section 14 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

15.  SEVERABILITY

          If any provision of the Plan or this Stock Option Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions thereof and hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.  INTERPRETATION OF THIS STOCK OPTION AGREEMENT

          All decisions and interpretations made by the Company or the Committee with regard to any question arising under the Plan or this Stock Option Agreement shall be final, binding and conclusive on the Company and the Optionee and any other person entitled to exercise the Option as provided for herein.

17.  GOVERNING LAW

          The validity and construction of this Stock Option Agreement shall be governed by the laws of the State of Delaware but not including the choice of law rules thereof.

18.  BINDING EFFECT

          Subject to all restrictions provided for in this Stock Option Agreement, the Plan and by applicable law limiting assignment and transfer of this Stock Option Agreement and the Option provided for herein, this Stock Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

19.  NOTICE

          All notices or other communications which may be or are required to be given by any party to any other party pursuant to this Stock Option Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or telecopier (fax), addressed as follows:

                    If to the Company:

                    Answerthink, Inc.
                    1001 Brickell Bay Drive, Suite 3000
                    Miami, Florida 33131
                    Attention: Jack Brennan
                    Telecopy:  305/379-8810

                    If to Optionee:

                    At the address set forth below under Optionee's name at the foot of this Agreement.

Each party may designate by notice in writing a new address to which any notice or other communication may thereafter be so given. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above, shall be deemed sufficiently given for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of personal courier or, with respect to a telecopy, upon acknowledgment of receipt thereof and in all cases at such time as delivery is refused by the addressee upon presentation.

20.  ENTIRE AGREEMENT

          This Stock Option Agreement and the Plan together constitute the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Stock Option Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Optionee; provided, however, that the Company unilaterally may
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waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Stock Option Agreement, or caused this Stock Option Agreement to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

                                        Answerthink, Inc.



                                        By:________________________


                                        OPTIONEE:



                                        ___________________________
                                        [Name of Optionee]

                                        ADDRESS FOR NOTICE TO
                                        OPTIONEE:



                                        ___________________________
                                        ___________________________
                                        ___________________________
                                        [Address of Optionee]



Exhibit A:  Answerthink, Inc. 1998 Stock Option and Incentive Plan
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